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SCHEDULE 14A

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Kirby Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KIRBY CORPORATION

Notice of 2014

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 29, 2014

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN

YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

March 7, 2014

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2014 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 29, 2014, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 9th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class I directors, ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2014 and cast an advisory vote on executive compensation.

In addition to the formal proposals to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

JOSEPH H. PYNE
Chairman of the Board and Chief Executive Officer

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 29, 2014
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive
9th Floor
Houston, Texas 77007

Proposals to be voted on at the Kirby Corporation 2014 Annual Meeting of Stockholders are as follows:

1.  Election of three Class I directors;

2.  Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2014;

3.  Advisory vote on the approval of the compensation of Kirby’s named executive officers; and

4.  Consideration of any other business that properly comes before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 3, 2014. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2013 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

THOMAS G. ADLER
Secretary

March 7, 2014

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 9th Floor, Houston, Texas, on April 29, 2014, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2013, are being mailed to stockholders on or about March 18, 2014.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class I directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to solicit proxies at an estimated cost of $6,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 3, 2014 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 3, 2014, the Company had 56,932,919 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014 (Proposal 2). Proposal 3 is a non-binding advisory vote on executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2014

This Proxy Statement and the Company’s 2013 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Proposal 1 —	Election of three Class I directors

Proposal 2 —	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014

Proposal 3 —	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2014 and “FOR” approval of our executive compensation.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Effective at the 2014 Annual Meeting, the size of the Board will be set at nine. Three Class I directors are to be elected at the 2014 Annual Meeting to serve until the Annual Meeting of Stockholders in 2017.

Each nominee named below is currently serving as a director, with the exception of David W. Grzebinski, and each has consented to serve for the new term if elected. David L. Lemmon and George A. Peterkin, Jr., who have served as directors since 2006 and 1969, respectively, will not stand for reelection as directors. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below includes a summary of the particular experience and qualifications that led the Board to conclude that he should serve as a director.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class I directors to serve until the Annual Meeting of Stockholders in 2017

Richard J. Alario	Director since 2011
Houston, Texas	Age 59

Mr. Alario is Chairman of the Board, President and Chief Executive Officer of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the New York Stock Exchange (“NYSE”). He has served in senior executive positions with Key Energy since 2004. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He currently serves as Chairman, Director and Executive Committee member of the National Ocean Industries Association and serves as a member of the American Association of Drilling Engineers and the Petroleum Equipment Suppliers Association. He serves as a member of the Audit Committee. Mr. Alario also served as a director of Seahawk Drilling, Inc. from 2009 to 2011.

Mr. Alario has over 30 years of experience in the oilfield service business, currently serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s diesel engine services business which serves the oilfield services industry as a significant part of its customer base. As a current public company Chief Executive Officer, Mr.Alario adds that perspective to the collective experience of the independent directors.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 64

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company (“General Electric”), from 1998 until his retirement in December 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc. (“Stewart & Stevenson”), including Group President and member of the Board of Directors. He serves as a member of the Audit Committee. Mr. Stewart is also a director of Eagle Materials Inc. and a former director of Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the diesel engine business is valuable to the Board in its oversight of the Company’s diesel engine services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

David W. Grzebinski	New Director
Houston, Texas	Age 52

Mr. Grzebinski has served as President and Chief Operating Officer of the Company since January 2014. He served as an Executive Vice President of the Company from February 2010 to January 2014, as Chief Financial Officer of the Company from March 2010 to February 2014 and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to March 2013. Prior to joining the Company in February 2010, he served in various administrative and operating positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry, including Controller, Energy Services, Treasurer and Director of Global SAP and Industry Relations. Prior to joining FMC, he was employed by The Dow Chemical Company.

As the announced successor to Joseph H. Pyne as Chief Executive Officer of the Company during the current year, Mr. Grzebinski will assume primary responsibility for the strategic direction and operations of the Company. As has historically been the case, the Board of the Company considers it an important element of the governance of the Company for the Chief Executive Officer to be a member of the Board.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2015

Bob G. Gower	Director since 1998
Houston, Texas	Age 76

Mr. Gower is a private investor. He has served as Chairman of the Board of Ensysce Biosciences, Inc., a company developing cancer therapeutics using nanotechnology, since 2008. Mr. Gower serves as Chairman of the Audit Committee, is a member of the Executive Committee and Compensation Committee, and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

Mr. Gower has 46 years of experience in the chemical business, including 11 years as the Chief Executive Officer of Lyondell Petrochemical Company. The transportation of petrochemicals generates a major portion of the Company’s marine transportation revenues and Mr. Gower’s knowledge of the chemical business is valuable to the Board.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 70

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee and Governance Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products and refined petroleum products are transported coastwise and on the inland waterways and petrochemicals and refined petroleum products represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 66

Mr. Pyne is the Chairman of the Board and Chief Executive Officer of the Company. He serves as a member of the Executive Committee.

Mr. Pyne has been with the Company for 36 years, having served as President of its principal marine transportation subsidiary prior to becoming President and Chief Executive Officer of the Company. Since April 2010, he has served as either Chairman of the Board, President and Chief Executive Officer of the Company or

Chairman of the Board and Chief Executive Officer of the Company. He has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. Mr. Pyne has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2016

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 64

Mr. Day is Chairman of Teekay Corporation, a diversified foreign flag shipping group. He serves as Chairman of the Governance Committee and is a member of the Compensation Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P. and Chairman of Compass Diversified Holdings.

Mr. Day has over 40 years of experience in the marine transportation business, serving for the past 16 years as Chairman of one of the largest tanker companies in the world and for 10 years before that as chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 29 years, gaining extensive experience in financial management and analysis.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 65

Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

Mr. Lamont and his family have been major stockholders of the Company since its formation and he has been a director of the Company throughout its transformation from a company engaged in the oil and gas and insurance businesses, among others, into the largest domestic tank barge company in the United States, as well as a significant presence in the diesel engine services business. Through his private investment activities, Mr. Lamont also has extensive experience in financial analysis and in financial markets.

William M. Waterman	Director since 2012
Bedford, New York	Age 60

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in December 2012. Penn was a coastwise tank barge operator, transporting primarily refinery feedstocks, asphalt and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. The Company significantly expanded its coastal marine transportation business with several major acquisitions in 2011 and 2012. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s expanding coastwise business and complement the inland marine transportation and petrochemical industry experience of other Company directors.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that C. Sean Day, Bob G. Gower, William M. Lamont, Jr., David L. Lemmon, Monte J. Miller, George A. Peterkin, Jr. and Richard R. Stewart have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules.

The Board has determined that an indirect relationship between Richard J. Alario and the Company through Key Energy is not material and that Mr. Alario is also independent. Key Energy is a customer of United Holdings LLC (“United Holdings”), a wholly owned subsidiary of the Company that provided diesel engine equipment, parts and service to Key Energy in the ordinary course of business in 2013. The volume of business done between Key Energy and United Holdings during 2013 was $1,973,000, which represents less than 1% of Key Energy’s total revenues for 2013. The business relationship between Key Energy and United Holdings predates both the Company’s acquisition of United Holdings in April 2011 and the election of Mr. Alario to the Board.

In December 2012, the Company acquired Penn and an affiliated company from William M.Waterman and members of his family for approximately $175 million in cash and Company stock. Mr. Waterman and his family sold their entire interest in Penn and affiliated companies to the Company and he resigned from all director and officer positions he held with Penn and affiliated companies contemporaneously with the closing of the acquisition by the Company. In connection with the acquisition, Mr. Waterman entered into a three-year noncompetition agreement with the Company that is not in any way contingent on continued service with the Company or any of its subsidiaries. A portion of the purchase price for the acquisition consisting of approximately $24 million in cash and 83,825 shares of Company stock is held in escrow to secure the sellers’ indemnification of the Company for breaches of representations and warranties in the purchase agreement. Except to the extent of pending claims, if any, the escrow will terminate on March 31, 2014. The Board determined that the existence of the escrow account does not affect Mr. Waterman’s independence.

Board Committees

The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Bob G. Gower (Chairman) Richard J. Alario David L. Lemmon Richard R. Stewart
• Select the independent auditors for the Company
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Determine the compensation of executive officers of the Company	William M. Lamont, Jr. (Chairman) C. Sean Day Bob G. Gower Monte J. Miller
• Administer the Company’s annual incentive bonus program
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Perform the function of a nominating committee in recommending candidates for election to the Board	C. Sean Day (Chairman) William M. Lamont, Jr. Monte J. Miller
• Review all related person transactions
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2013, the Board met five times, the Audit Committee met eight times, the Compensation Committee met seven times and the Governance Committee met four times. Each director attended all of the meetings of the Board and of the committees on which he served. All directors attended the 2013 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting and a fee of $3,000 for each committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Plan (the “2000 Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. The 2000 Plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the 2000 Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

In 2008, the Board established stock ownership guidelines for officers and directors of the Company. The guidelines were effective January 1, 2009 and nonemployee directors must be in compliance within five years after the adoption of the guidelines or five years after first election as a director, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of March 3, 2014, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2013:

Director Compensation for 2013

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total
Richard J. Alario	$30,250	$104,700	$167,340	$302,290
C. Sean Day	49,250	104,700	167,340	321,290
Bob G. Gower	71,250	104,700	167,340	343,290
William M. Lamont, Jr.	73,250	75,648	167,340	316,238
David L. Lemmon	54,250	75,648	167,340	297,238
Monte J. Miller	39,250	104,700	167,340	311,290
George A. Peterkin, Jr.	6,250	75,648	194,064	275,962
Richard R. Stewart	54,250	75,648	167,340	297,238
William M. Waterman	30,250	75,648	167,340	273,238

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Each director was granted 1,000 shares of restricted stock on April 23, 2013 at a value of $75.65 per share. Each director was granted stock options for 6,000 shares on April 23, 2013 at an exercise price of $75.17 per share. Mr. Alario, Mr. Day, Mr. Gower and Mr. Miller were each granted 384 shares of restricted stock on April 23, 2013 at a value of $75.65, as they elected to receive their annual director fee in the form of restricted stock awards. Mr. Peterkin was granted stock options for 958 shares on April 23, 2013 at an exercise price of $75.17 per share, as he elected to receive his annual director fee in the form of stock options.

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2013, as well as the grant date fair value of restricted stock and stock option grants made during 2013:

Name	Aggregate Shares of Unvested Restricted Stock as of December 31, 2013	Aggregate Stock Options Outstanding as of December 31, 2013	Grant Date Fair Value of Restricted Stock and Stock Options Awarded during 2013
Richard J. Alario	96	23,153	$272,040
C. Sean Day	96	30,000	272,040
Bob G. Gower	96	—	272,040
William M. Lamont, Jr.	—	60,000	242,988
David L. Lemmon	—	30,000	242,988
Monte J. Miller	96	61,264	272,040
George A. Peterkin, Jr.	—	65,905	269,712
Richard R. Stewart	—	34,000	242,988
William M. Waterman	—	16,000	242,988

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. In light of the economic conditions during recent years and the significant acquisitions completed by the Company during 2011 and 2012 and the challenge of integrating these acquisitions with the Company’s operations, the Board considers it important to continue to have someone in the role of Chairman of the Board with a comprehensive understanding of, as well as primary responsibility for, the Company’s businesses and strategic direction. The Board also determined that having Mr. Pyne serve as Chairman of the Board and Chief Executive Officer for a period of time would facilitate the management succession process.

The Board does not have a “lead director,” but has chosen Mr. Gower to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Gower also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved, such as the Compensation Committee’s review of the risks related to the Company’s compensation policies and practices. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Alario, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Key Energy. Key Energy paid the Company $1,973,000 in 2013 for oilfield service equipment and for parts and service in the ordinary course of business of the Company.

The Company is a 50% owner of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting and fishing facility used by the Company primarily for customer entertainment. The Hollywood Camp allocates lease and lodging expenses to its members based on their usage of the facilities. Key Energy paid The Hollywood Camp $1,112,000 for use of the facility during 2013.

Mr. Waterman is the former President and owner (together with family members) of Penn but resigned as an officer and director of Penn and affiliated companies contemporaneously with the closing of the 2012 acquisition of Penn by the Company and no longer has any ownership interest in or position with Penn or any of its affiliated companies. A portion of the purchase price for the acquisition consisting of approximately $24,000,000 in cash and 83,825 shares of Company stock is held in escrow to secure the sellers’ indemnification of the Company for breaches of representations and warranties in the purchase agreement. Except to the extent of pending claims, if any, the escrow will terminate on March 31, 2014.

The husband of Amy D. Husted, Vice President — Legal of the Company, is a partner in the law firm of Strasburger & Price, LLP. The Company paid the law firm $851,000 in 2013 for legal services. Mr. Pyne approves each engagement of the firm by the Company and the payment of fees billed by the firm.

Wayne G. Strahan, the brother of D. Lynn Strahan, the President of one of the Company’s two principal diesel engine services subsidiaries, is the Service Manager of the Company’s diesel engine services facility in Tampa, Florida. In 2013, Wayne G. Strahan received compensation of $142,363 from the Company.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 3, 2014. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock Beneficially Owned on March 3, 2014						Percent of Common Stock(3)
	Direct(1)		Indirect		Right to Acquire(2)	Total
DIRECTORS
Richard J. Alario	2,863		—		23,153	26,016
C. Sean Day	40,479		—		30,000	70,479
Bob G. Gower	33,767		—		—	33,767
William M. Lamont, Jr.	61,284	(4)	—		60,000	121,284
David L. Lemmon	8,000		—		18,000	26,000
Monte J. Miller	4,020		—		61,264	65,284
George A. Peterkin, Jr.	141,093	(5)	72,320	(6)	65,905	279,318
Joseph H. Pyne	216,531		—		101,299	317,830
Richard R. Stewart	9,000		—		18,000	27,000
William M. Waterman	151,001	(8)	349,999	(7)(8)	16,000	517,000
NAMED EXECUTIVES
Gregory R. Binion(9)	11,712		—		—	11,712
David W. Grzebinski	36,143		—		23,429	59,572
William G. Ivey	24,773		—		17,695	42,468
James F. Farley	31,369		—		6,173	37,542
Directors and Executive Officers as a group (25 in number)	922,033		424,058		502,004	1,848,095	3.2%

(1)	Shares owned as of March 3, 2014 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 3, 2014.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Does not include 384,580 shares owned by Mr. Lamont’s wife, or 73,780 shares owned by a trust of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 458,360 shares. A total of 176,000 of such shares are pledged as security for a credit facility.

(5)	Does not include 8,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those shares.

(6)	Shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s. Mr. Peterkin disclaims beneficial ownership of those shares.

(7)	Shares are held by a grantor retained annuity trust for the benefit of Mr. Waterman and, following the expiration of the two-year annuity term, for the benefit of Mr. Waterman’s wife and Mr. Waterman’s two adult children.

(8)	A total of 83,825 of the shares owned by Mr. Waterman and the grantor retained annuity trust are held in escrow to secure potential indemnification obligations to the Company under the purchase agreement for the acquisition of Penn by the Company.

(9)	Mr. Binion resigned as an executive officer of the Company effective February 15, 2014. His stock ownership is based on his most recent Form 4 filed with the SEC on February 18, 2014.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,750,022	(2)	6.6%

Select Equity Group, L.P., Select Equity Group, Inc and Select Offshore Advisors, LLC 380 Lafayette Street, 6th Floor New York, NY 10003	3,411,367	(3)	6.0%

Atlanta Capital Investment Managers 1075 Peachtree Street NE, Suite 2100 Atlanta, GA 30309	3,099,264	(4)	5.4%

The Vanguard Group. 100 Vanguard Blvd Malvern, PA 19355	3,042,207	(5)	5.3%

Araltec, S.L. Calle Santisima Trinidad, 2 Madrid, Spain 28010	2,990,190	(6)	5.3%

(1)	Based on the Company’s outstanding shares of common stock on March 3, 2014.

(2)	Based on Schedule 13G, dated January 17, 2014, filed by BlackRock, Inc. with the SEC.

(3)	Based on Schedule 13G, dated February 14, 2014, filed by Select Equity Group L.P., Select Equity Group, Inc. and Select Offshore Advisors, LLC with the SEC.

(4)	Based on Schedule 13G, dated January 27, 2014, filed by Eaton Vance Management for its subsidiary, Atlanta Capital Investment Managers, with the SEC.

(5)	Based on Schedule 13G, dated February 6, 2014, filed by The Vanguard Group with the SEC.

(6)	Based on Schedule 13G, dated December 23, 2009, filed by Araltec, S.L. with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2013, except that the report covering a sale of 2,300 shares by Mr. Strahan on August 5, 2013 was filed on August 13, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2013 and their positions with the Company at the end of 2013 were Joseph H. Pyne, Chairman of the Board, President and Chief Executive Officer, David W. Grzebinski, Executive Vice President and Chief Financial Officer, and the three other most highly compensated executive officers for 2013, consisting of Gregory R. Binion, President-Marine Transportation Group, William G. Ivey, President of the Company’s principal inland marine transportation subsidiary, and James F. Farley, President of the Company’s principal offshore marine transportation subsidiary. Mr. Grzebinski was elected President and Chief Operating Officer effective January 1, 2014. Mr. Binion resigned as an executive officer of the Company effective February 15, 2014. Compensation of the named executive officers is provided primarily by three compensation elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

Chief Executive Officer Compensation and Company Performance in 2013

Mr. Pyne’s salary increased from $772,500 to $827,500 in 2013 (an increase of 7.1% over 2012). He earned cash incentive compensation payments of $2,679,355 (an increase of 14.8% from 2012) and received equity compensation awards with a grant date fair value of $2,138,652 (an increase of 15.4% over 2012). A total of 61% of his direct compensation (annual bonus, three-year performance award and stock options) was performance-based.

The Company achieved strong financial results in 2013. The following table summarizes a number of key financial measures for 2012 and 2013 (dollars in millions except per share amounts):

	2012	2013	Increase
Total assets	$3,653	$3,683	1%
Total revenues	$2,113	$2,242	6%
Net earnings attributable to Kirby	$209	$253	21%
EBITDA(1)	$507	$598	18%
Earnings per share (diluted)(1)	$3.73	$4.44	19%
Return on total capital(1)	15.2%	15.4%	1%

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation — Annual Incentive Compensation” below.

The Company’s total stockholder return was 60% for the last year and 125% for the last three years. During 2013, the Company substantially completed the integration of its major 2012 marine transportation acquisitions into its existing inland and coastal operations and continued to make progress in changing the primary focus of the land-based diesel engine business acquired in 2011 from manufacturing to a more stable and predictable remanufacturing and service operation.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock and other awards under the plans and (4) review and make recommendations to the Board of Directors with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee will usually follow those recommendations when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Committee undertakes an independent evaluation of the individual performance of the Chief Executive Officer prior to setting his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2013.

In determining the compensation of the named executive officers, the Compensation Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Compensation Committee also relied in part on the marketplace analysis prepared by Frederic W. Cook & Co., Inc., a compensation consulting firm retained by the Compensation Committee (the “Consultant”), to determine that the Committee’s compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the

Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2013 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 94% of the votes cast. Although the Company interpreted the vote as an endorsement of its executive compensation policies and practices, the Compensation Committee continues to reevaluate the principal elements of the Company’s executive compensation on an ongoing basis, although no material changes were made for 2013.

Compensation Consultant

For 2013, the Compensation Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Compensation Committee to:

•	review the reference group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the reference group of companies and published compensation surveys;

•	update the Committee on current issues in executive compensation;

•	consult with the Committee concerning risks of the Company’s compensation policies and practices;

•	consult with the Committee concerning the evaluation of executive compensation by proxy advisory firms; and

•	analyze compensation considerations relating to the Company’s succession plan for the positions of Chief Executive Officer and Chief Financial Officer.

At the Compensation Committee’s request, the Consultant has addressed the six independence factors for compensation committee advisers that were identified in a recently adopted SEC regulation. The Committee concluded that there are no conflicts of interest that affect the work of the Consultant for the Committee. The Consultant was not retained by the Company or any of its affiliates (other than the Compensation Committee) to perform any services during 2013.

Elements of Compensation

Reference Group

Compensation information for a reference group of comparable companies used by the Compensation Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the reference group.

Salary

The Compensation Committee attempts to set base salaries for the named executive officers at approximately the median for comparable companies. The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Based on information available in January 2013, the Consultant determined that the Company’s salaries for its named executive officers averaged approximately 93% of the median for the reference group and that salaries for all of the five named executive officers were below the market median for comparable positions. Salary increases for those five executive officers for 2013 ranged from 3% to 10%, depending on the amount of the increase necessary to bring them closer to the market median. The Committee determined that the increases were warranted by the performance of the executives and the Company and were consistent with the Company’s compensation philosophy.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Compensation Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive bonus) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the 2013 salaries for the executive officers and the target total cash compensation would be within the median range and could reach a range around the 75th percentile with strong company performance, which is consistent with the Company’s compensation philosophy. With the Company’s strong performance in 2013, actual total cash compensation was between the 50th and 75th percentiles for three of the five named executive officers, including the Chief Executive Officer, and slightly above the 75th percentile for the other named executive officers. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described in the next paragraph. The annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of those performance measures.

Bonuses paid under the Company’s annual incentive plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. For 2013, the performance goal required in order for any participants in the plan to receive a bonus was the achievement by the Company of net earnings greater than $1,000,000. Target annual incentive compensation expressed as a percentage of a participant’s base salary was established for each participant in the plan and a recommended bonus was determined for each participant based on the extent to which three additional equally weighted performance measures were achieved by each of the Company’s business groups and by the Company as a whole. The aggregate amount of the bonus pool for the year was equal to the sum of the recommended bonuses so determined for all participants. The recommended bonus for each participant serves as a guideline for the individual awards, but each individual bonus may be above or below that level. However, in no event will a bonus paid to any participant exceed 200% of the target bonus for that participant. The Compensation Committee may decrease (but not increase) the bonus paid to any participant below that maximum amount based on such quantitative or qualitative criteria as the Compensation Committee determines to be appropriate.

The three additional performance measures are EBITDA, return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (1) net earnings attributable to Kirby, (2) depreciation and amortization, (3) interest expense and (4) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings.

Performance under the annual incentive plan is measured on a calendar year basis. At the beginning of the year, the Committee established the sole performance goal under the plan of net earnings greater than $1,000,000. The Committee also established objectives for the three additional performance measures for the year, based on the budget for the year that is prepared by management and approved by the Board, to serve as the basis for determining the total amount to be paid out pursuant to the annual incentive plan.

For 2013, the Company exceeded $1,000,000 in net earnings, the performance goal that had to be achieved for any plan participants to receive incentive payments. In addition, the target and actual amounts for the three additional performance measures for the Company were:

	Target	Actual
EBITDA	$579 million	$598 million
Return on total capital	14.2%	15.4%
Earnings per share	$4.11	$4.44

In addition to the target bonus established for each participant in the annual incentive plan, the Compensation Committee also established a range of possible incentive compensation payments, with no payment unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target amount if 120% of the target performance is achieved. Annual incentive compensation payments for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Payments for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance.

For 2013, the Compensation Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Joseph H. Pyne (105%), Gregory R. Binion (70%), David W. Grzebinski (70%), William G. Ivey (70%) and James F. Farley (70%). The target percentages, which were unchanged from 2012, were set at levels which the Committee determined, based on analysis by the Consultant, are commensurate with their responsibilities, consistent with the Company’s executive compensation philosophy, internally equitable and competitive for executives with their qualifications and experience. Payouts under the annual incentive plan for 2013 were 133.8% of the target amount for Mr. Pyne, Mr. Binion and Mr. Grzebinski (employees of the parent Company), 130.8% of the target amount for Mr. Ivey, the President of the Company’s principal inland marine transportation subsidiary, and 146.4% of the target amount for Mr. Farley, the President of the Company’s principal offshore marine transportation subsidiary.

The Compensation Committee awarded the recommended bonus calculated under the plan, without adjustment, to each named executive officer for 2013 after determining that the performance of each of the officers met expectations for the year. That determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board of Directors under the guidance of the Governance Committee and on the extent of the Company’s achievement of its financial, operational and strategic goals for 2013. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Compensation Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar corporations and positions. The primary long-term incentives for executive officers are stock options, restricted stock and cash performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the long-term performance of the Company. The long-term incentive compensation supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2013, the Compensation Committee granted nonqualified stock options covering 61,669 shares of common stock and 38,500 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The restricted stock vests in equal increments over five years.

The Company maintains a long-term incentive compensation program for selected senior executives that is administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles (depending on performance) when compared to companies or business units of similar size. For 2013, the grant date value of long-term incentive compensation awards to the named executive officers ranged from 73% to 92% of the market median when they were made at the beginning of the year. The actual value realized will be based on the Company’s performance over a period of approximately 3-7 years.

Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee. For 2013, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would include the five named executive officers and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of cash performance awards. The target values of the awards, broken down by the three components, were as follows:

	Stock Options	Restricted Stock	Performance Awards	Total
Joseph H. Pyne	$700,000	$1,400,000	$1,400,000	$3,500,000
Gregory R. Binion	200,000	400,000	400,000	1,000,000
David W. Grzebinski	200,000	400,000	400,000	1,000,000
William G. Ivey	140,000	280,000	280,000	700,000
James F. Farley	120,000	240,000	240,000	600,000

The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2013. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Compensation Committee.

Chief Executive Officer

The Compensation Committee set the base salary for Joseph H. Pyne, the Company’s Chairman of the Board and Chief Executive Officer, at $840,000 effective April 1, 2013, which resulted in a total salary for 2013 of $827,500, a 7.1% increase over his salary for 2012. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In particular, the analysis by the Consultant indicated that Mr. Pyne’s salary was at 95% of the median for comparable companies prior to the increase. In setting the compensation of Mr. Pyne, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $2,679,355 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $1,162,555 determined under the annual incentive plan described above and (2) a $1,516,800 payment earned by Mr. Pyne for the 2011-2013 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Compensation Committee when the award was made at the beginning of 2011.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits ($255,000 per annum for 2013). In 2013, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 127 executive and management employees and payment of the cost of club memberships that are used for both business and personal purposes. The Compensation Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

Information used by the Compensation Committee to benchmark against comparable companies in determining particular elements of executive compensation has been provided by the Consultant. Marketplace analysis developed by the Consultant has been based in part on a reference group of companies selected because they are of a similar size to the Company by various measures including revenue and market capitalization, generate comparable returns on assets, equity and capital and have primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of data on the companies in the reference group and data from published compensation surveys.

The reference group used by the Consultant for the information provided to the Committee in connection with its compensation decisions for 2013 included the following companies:

ABM Industries Incorporated	Oceaneering International, Inc.

Bristow Group Inc.	Oil States International, Inc.

Cameron International Corporation	SEACOR Holdings Inc.

Exterran Holdings, Inc.	Superior Energy Services, Inc.

FMC Technologies, Inc.	Tidewater Inc.

Helix Energy Solutions Group, Inc.	UTi Worldwide Inc.

Key Energy Services, Inc.	Waste Connections, Inc.

McDermott International, Inc.	Werner Enterprises, Inc.

Based on the most recent executive compensation review prepared by the Consultant for the Compensation Committee:

•	the base salaries of the five named executive officers ranged from 92% to 112% of the median for the reference group;

•

total cash compensation (salary plus annual incentive compensation) fell between the median and the 75th percentile for three of the named executive officers, including the Chief Executive Officer, and slightly above the 75th percentile for the other two named executive officers;

•	long-term incentive compensation ranged from 66% to 108% of the median; and

•	total direct compensation ranged from 90% to 115% of the median.

The Consultant also gathered data on the Company’s financial performance relative to the reference group of comparable companies based on public information. The Company, which is at approximately the median size of the companies in the reference group, ranked above the median for the reference group, and in most cases above the 80th percentile, for both one-year (2012) and three-year (2010-2012) periods on a broad range of financial performance measures, including return on equity, return on assets, return on total capital, revenue and earnings per share growth and total stockholder return. The only exception was the one-year growth in revenue which was below the median, although the three-year revenue growth was at the 95th percentile.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Compensation Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant.

Stock Ownership Guidelines

Effective January 1, 2009, the Board established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after the adoption of the guidelines or five years after becoming an executive officer, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times his base salary. For the other named executive officers, the requirement is three times base salary. As of March 3, 2014, all named executive officers still with the Company were in compliance with the stock ownership guidelines.

Hedging

The Company does not have a separate policy on hedging the economic risk of ownership of Company stock, but the Company’s insider trading policy prohibits employees and directors from engaging in short sales of the Company’s stock or in transactions involving options to buy or sell the Company’s stock (other than stock options granted by the Company).

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William M. Lamont, Jr., Chairman C. Sean Day Bob G. Gower Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are, and during 2013 were, Mr. Lamont, Mr. Day, Mr. Gower and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2013, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Compensation Tables

Summary Compensation Table

Name and Principal Position		Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph H. Pyne	2013	$827,500	$1,387,620	$751,032	$2,679,355	$(60,234)	$34,209	$5,619,482
Chairman of the Board,	2012	772,500	1,204,920	648,252	2,334,224	46,210	170,819	5,176,925
President and Chief Executive Officer	2011	710,000	1,212,600	486,792	2,817,297	77,839	162,465	5,466,993

Gregory R. Binion	2013	450,000	396,480	214,560	833,534	(14,421)	26,544	1,906,697
President — Marine Transportation	2012	445,000	361,500	194,472	725,391	14,553	91,693	1,832,609
Group	2011	410,000	329,400	132,228	942,001	19,257	90,506	1,923,392

David W. Grzebinski	2013	440,000	396,480	214,560	728,104	—	29,621	1,808,765
Executive Vice President and Chief Financial Officer	2012	395,000	321,300	172,872	585,103	—	80,137	1,554,412
	2011	345,000	252,660	101,412	440,254	—	72,435	1,211,761

William G. Ivey	2013	352,500	277,500	150,192	322,626	—	30,607	1,133,425
President of Kirby Inland Marine, LP	2012	342,500	271,140	145,872	232,797	—	79,018	1,071,327
	2011	326,800	240,720	182,880	406,277	—	77,039	1,233,716

James F. Farley	2013	337,500	237,900	128,736	345,752	—	22,500	1,072,388
President of Kirby Offshore Marine,	2012	326,375	234,720	143,172	233,717	—	71,783	1,009,767
LLC	2011	315,500	240,720	170,460	379,341	—	70,431	1,176,452

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. The actual number of stock awards and options granted in 2013 is shown in the “Grants of Plan Based Awards During 2013” table.

(2)	Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2013, 2012 and 2011 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amounts for Mr. Binion reflect the change in the present value of his accumulated benefits during 2013, 2012 and 2011 under the Kirby Pension Plan. Since Mr. Binion’s benefits in the Kirby Pension Plan were frozen as of December 31, 1999, the changes in present value are due only to changes in assumptions and the passage of time.

(4)

Amounts for 2013 include an automobile allowance, club memberships, and group life insurance for Mr. Pyne, Mr. Binion, Mr. Grzebinski and Mr. Ivey and an automobile allowance and group life insurance for Mr. Farley. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2013, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2012, the Company’s contributions under the Profit Sharing Plan were as follows: $19,064 to Mr. Pyne, $26,589 to Mr. Binion, $28,926 to Mr. Grzebinski, $19,064 to Mr. Ivey and $23,880 to Mr. Farley. Also, cash distributions were made in 2013 for excess benefit contributions in 2012 under the Profit Sharing Plan as follows: $17,115 to Mr. Pyne, $9,590 to Mr. Binion, $7,253 to Mr. Grzebinski, $17,115 to Mr. Ivey and $12,298 to Mr. Farley. For 2012, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $91,286 to Mr. Pyne, $34,068 to Mr. Binion, $25,333 to Mr. Grzebinski, $16,161 to Mr. Ivey and $13,343 to Mr. Farley.

Grants of Plan Based Awards During 2013

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold	Target	Maximum
Joseph H. Pyne	02/04/13	$280,000	$1,400,000	$2,800,000
	02/04/13				19,816			$1,387,620
	02/04/13					31,742	$70.65	751,032

Gregory R. Binion	02/04/13	80,000	400,000	800,000
	02/04/13				5,662			396,480
	02/04/13					9,069	70.65	214,560

David W. Grzebinski	02/04/13	80,000	400,000	800,000
	02/04/13				5,662			396,480
	02/04/13					9,069	70.65	214,560

William G. Ivey	02/04/13	56,000	280,000	560,000
	02/04/13				3,963			277,500
	02/04/13					6,348	70.65	150,192

James F. Farley	02/04/13	48,000	240,000	480,000
	02/04/13				3,397			237,900
	02/04/13					5,441	70.65	128,736

(1)	Amounts shown represent long-term performance awards made to the named executive officers in 2013 for the 2013-2015 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2013. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne, Mr. Binion and Mr. Grzebinski) or by the Company and its business groups (in the case of Mr. Ivey and Mr. Farley) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2013, the first year of the performance period, the Company and its business groups achieved approximately 129%-162%, of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares of restricted stock awarded in 2013 under the Company’s 2005 Stock and Incentive Plan. The restricted stock vests 20% on January 24th of each year following the original award dates.

(3)	Represents the number of stock options awarded in 2013 under the Company’s 2005 Stock and Incentive Plan. These options become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the date of grant. The exercise price for the options may be paid with shares of common stock owned for at least six months. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)	The grant date fair values are calculated based in accordance with FASB ASC Topic 718. Restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant, resulting in a fair value of $70.03 on February 4, 2013. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a value of $23.66 per share on February 4, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Joseph H. Pyne	41,178	—	$32.56	02/01/17	73,503	$7,295,173
	19,608	9,805	$46.74	01/31/18
	10,064	20,129	$65.28	02/15/19
	—	31,742	$70.65	02/04/20

Gregory R. Binion	11,187	—	$32.56	02/01/17	20,474	$2,032,045
	5,326	2,664	$46.74	01/31/18
	3,019	6,039	$65.28	02/15/19
	—	9,069	$70.65	02/04/20

David W. Grzebinski	8,910	—	$31.35	02/08/17	15,984	$1,586,412
	4,085	2,043	$46.74	01/31/18
	2,684	5,368	$65.28	02/15/19
	—	9,069	$70.65	02/04/20

William G. Ivey	7,366	3,684	$46.74	01/31/18	15,052	$1,493,911
	2,264	4,530	$65.28	02/15/19
	—	6,348	$70.65	02/04/20

James F. Farley	6,866	3,434	$46.74	01/31/18	13,897	$1,379,277
	2,180	4,360	$66.72	02/06/19
	—	5,441	$70.65	02/04/20

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

Grant Date	Vesting Date	Joseph H. Pyne	Gregory R. Binion	David W. Grzebinski	William G. Ivey	James F. Farley
01/31/11	01/31/14	9,805	2,664	2,043	3,684	3,434

02/06/12	02/06/14	—	—	—	—	2,180
	02/06/15	—	—	—	—	2,180

02/15/12	02/15/14	10,064	3,019	2,684	2,265	—
	02/15/15	10,065	3,020	2,684	2,265	—

02/04/13	02/04/14	10,580	3,023	3,023	2,116	1,813
	02/04/15	10,581	3,023	3,023	2,116	1,814
	02/04/16	10,581	3,023	3,023	2,116	1,814

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

		Date Granted
Name	Vesting Dates	01/26/09	01/25/10	02/01/10	02/08/10	01/24/11	01/31/11	01/23/12	02/15/12	02/04/13	Total
Joseph H. Pyne	01/24/14	8,834	—	7,371	—	—	5,135	—	3,676	3,963	28,979
	01/24/15	—	—	7,371	—	—	5,135	—	3,676	3,963	20,145
	01/24/16	—	—	—	—	—	5,135	—	3,677	3,963	12,775
	01/24/17	—	—	—	—	—	—	—	3,677	3,963	7,640
	01/24/18	—	—	—	—	—	—	—	—	3,964	3,964

Gregory R. Binion	01/24/14	2,209	—	2,003	—	—	1,395	—	1,103	1,132	7,842
	01/24/15	—	—	2,003	—	—	1,395	—	1,103	1,132	5,633
	01/24/16	—	—		—	—	1,395	—	1,103	1,132	3,630
	01/24/17	—	—	—	—	—	—	—	1,103	1,133	2,236
	01/24/18	—	—	—	—	—	—	—	—	1,133	1,133

David W. Grzebinski	01/24/14	—	—	—	1,595	—	1,070	—	980	1,132	4,777
	01/24/15	—	—	—	1,595	—	1,070	—	980	1,132	4,777
	01/24/16	—	—	—	—	—	1,070	—	981	1,132	3,183
	01/24/17	—	—	—	—	—	—	—	981	1,133	2,114
	01/24/18	—	—	—	—	—	—	—	—	1,133	1,133

William G. Ivey	01/24/14	1,920	1,280	—	—	1,100	—	—	827	792	5,919
	01/24/15	—	1,280	—	—	1,100	—	—	827	792	3,999
	01/24/16	—	—	—	—	1,100	—	—	827	793	2,720
	01/24/17	—	—	—	—	—	—	—	828	793	1,621
	01/24/18	—	—	—	—	—	—	—	—	793	793

James F. Farley	01/24/14	1,920	1,280	—	—	1,100	—	680	—	679	5,659
	01/24/15	—	1,280	—	—	1,100	—	680	—	679	3,739
	01/24/16	—	—	—	—	1,100	—	680	—	679	2,459
	01/24/17	—	—	—	—	—	—	680	—	680	1,360
	01/24/18	—	—	—	—	—	—	—	—	680	680

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2013 is calculated using the closing price of the Company’s common stock on December 31, 2013, which was $99.25 per share.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Joseph H. Pyne	—	—	30,015	$1,983,691
Gregory R. Binion	20,000	$899,900	9,509	670,228
David W. Grzebinski	—	—	3,645	240,898
William G. Ivey	19,200	966,528	6,407	423,439
James F. Farley	12,000	519,360	6,260	413,723

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit
Joseph H. Pyne	Kirby Inland Marine LP — Deferred Compensation Plan(1)	—	$599,196
Gregory R. Binion	Kirby Pension Plan(2)	11	79,168

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood prior to its merger with a subsidiary of the Company in 1999, including Mr. Binion, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999. The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

Nonqualified Deferred Compensation

Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End
Joseph H. Pyne	$—	$178,634	$2,351,289
Gregory R. Binion	—	15,118	120,901
David W. Grzebinski	—	7,197	60,789
William G. Ivey	—	29,176	215,782
James F. Farley	—	12,066	91,596

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level ($255,000 for 2013). Contributions for 2013, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2012, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $91,286 to Mr. Pyne, $34,068 to Mr. Binion, $25,333 to Mr. Grzebinski, $16,161 to Mr. Ivey and $13,343 to Mr. Farley.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2013

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	379,604	$55.42	2,667,619
Equity compensation plans not approved by stockholders(1)	320,322	$50.64	610,041
Total	699,926	$53.23	3,277,660

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2013, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $99.25 per share on December 31, 2013.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 61,676 shares of common stock would have become fully exercisable on December 31, 2013, if a change in control had occurred on that date. Under the terms of Mr. Pyne’s stock options, he would have to pay $4,014,879 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 61,676 options would have been $2,106,464 ($99.25 per share value on December 31, 2013, multiplied by 61,676 shares minus $4,014,879, the aggregate exercise price of the options).

Mr. Pyne had 73,503 shares of restricted stock that were not vested as of December 31, 2013. If a change of control had occurred on that date, the 73,503 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock would have been $7,295,173 ($99.25 per share value on December 31, 2013, multiplied by 73,503 restricted shares).

On December 31, 2013, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,339,867 if a change in control had occurred on that date.

Gregory R. Binion

Mr. Binion’s options to purchase an aggregate of 17,772 shares of common stock would have become fully exercisable on December 31, 2013, if a change in control had occurred on that date. Under the terms of

Mr. Binion’s stock options, he would have to pay $1,159,466 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 17,772 options would have been $604,405 ($99.25 per share value on December 31, 2013, multiplied by 17,772 shares minus $1,159,466, the aggregate exercise price of the options).

Mr. Binion had 20,474 shares of restricted stock that were not vested as of December 31, 2013. If a change of control had occurred on that date, the 20,474 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Binion’s restricted stock would have been $2,032,045 ($99.25 per share value on December 31, 2013, multiplied by 20,474 restricted shares).

On December 31, 2013, Mr. Binion would have become entitled to payments under previously granted performance awards totaling $394,773 if a change in control had occurred on that date.

David W. Grzebinski

Mr. Grzebinski’s options to purchase an aggregate of 16,480 shares of common stock would have become fully exercisable on December 31, 2013, if a change in control had occurred on that date. Under the terms of Mr. Grzebinski’s stock options, he would have to pay $1,086,638 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 16,480 options would have been $549,002 ($99.25 per share value on December 31, 2013, multiplied by 16,480 shares minus $1,086,638, the aggregate exercise price of the options).

Mr. Grzebinski had 15,984 shares of restricted stock that were not vested as of December 31, 2013. If a change of control had occurred on that date, the 15,984 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock would have been $1,586,412 ($99.25 per share value on December 31, 2013, multiplied by 15,984 restricted shares).

On December 31, 2013, Mr. Grzebinski would have become entitled to payments under previously granted performance awards totaling $366,880 if a change in control had occurred on that date.

William G. Ivey

Mr. Ivey’s options to purchase an aggregate of 14,562 shares of common stock would have become fully exercisable on December 31, 2013, if a change in control had occurred on that date. Under the terms of Mr. Ivey’s stock options, he would have to pay $916,395 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 14,562 options would have been $528,884 ($99.25 per share value on December 31, 2013, multiplied by 14,562 shares minus $916,395, the aggregate exercise price of the options).

Mr. Ivey had 15,052 shares of restricted stock that were not vested as of December 31, 2013. If a change of control had occurred on that date, the 15,052 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Ivey’s restricted stock would have been $1,493,911 ($99.25 per share value on December 31, 2013, multiplied by 15,052 restricted shares).

On December 31, 2013, Mr. Ivey would have become entitled to payments under previously granted performance awards totaling $290,933 if a change in control had occurred on that date.

James F. Farley

Mr. Farley’s options to purchase an aggregate of 13,235 shares of common stock would have become fully exercisable on December 31, 2013, if a change in control had occurred on that date. Under the terms of Mr. Farley’s stock options, he would have to pay $835,811 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 13,235 options would have been $477,763 ($99.25 per share value on December 31, 2013, multiplied by 13,235 shares minus $835,811, the aggregate exercise price of the options).

Mr. Farley had 13,897 shares of restricted stock that were not vested as of December 31, 2013. If a change of control had occurred on that date, the 13,897 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Farley’s restricted stock would have been $1,379,277 ($99.25 per share value on December 31, 2013, multiplied by 13,897 restricted shares).

On December 31, 2013, Mr. Farley would have become entitled to payments under previously granted performance awards totaling $247,568 if a change in control had occurred on that date.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2013 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Bob G. Gower, Chairman
Richard J. Alario
David L. Lemmon
Richard R. Stewart

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. KPMG served as the Company’s independent accounting firm for 2013. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2014.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2014 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2014 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2013	2012
Audit Fees	$1,288,000	$1,561,000
Audit-Related Fees	95,000	110,000
Tax Fees	71,000	96,000

TOTAL	$1,454,000	$1,767,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2013 included the review of the Company’s 2012 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 15-31 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS (PROPOSAL 4)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 18, 2014 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS G. ADLER Secretary

March 7, 2014

Houston, Texas

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Richard J. Alario	☐	☐	☐	02 - David W. Grzebinski	☐	☐	☐	03 - Richard R. Stewart	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2014.	☐	☐	☐	3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐

4.	The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Kirby Corporation

55 Waugh Drive, Suite 1000

P.O. Box 1745

Houston, Texas 77251-1745

This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation.

The undersigned hereby appoints Joseph H. Pyne, David W. Grzebinski, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 3, 2014, at the Annual Meeting of Stockholders to be held on April 29, 2014, at 55 Waugh Drive, 9th floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)